Press Release

SecureTech Innovations Nominates Robert J. Williams, CPA, to Board of Directors and Audit, Nomination, and Compensation Committees

Former Ernst & Young Partner, U.S. Treasury Advisor, and Department of Justice Consultant Completes SecureTech’s Independent Director Slate

ROSEVILLE, MN – April 14, 2026 – SecureTech Innovations, Inc. (OTCQB: SCTH), a diversified technology holding company advancing artificial intelligence initiatives, industrial 3D printing and manufacturing technologies, and blockchain-based digital infrastructure and assets, today announced that it has nominated Robert J. Williams, CPA, to serve as an Independent Director and member of the Company’s Audit, Nomination, and Compensation Committees. Mr. Williams is the third and final independent director nominee in the series previously announced by the Company. Together with previously announced nominees Brian Zucker, CPA, and Robert V. Castro, CPA, CGMA, Mr. Williams’ nomination is intended to support the Company’s efforts to satisfy the independent director and committee composition requirements applicable to companies seeking to list on the NASDAQ Capital Market.

Mr. Williams’ appointment will become effective upon the formal seating of directors following the Company’s approval to list its shares on the NASDAQ Capital Market, subject to the satisfaction of all applicable listing requirements and regulatory approvals.

Mr. Williams brings more than four decades of experience in tax strategy, forensic accounting, and transactional advisory services. He spent twenty years at Ernst & Young (“EY”), one of the world’s largest professional services organizations, where he retired as Partner-in-Charge of the Real Estate Tax Practice in EY’s San Diego office. In that role, he led a team of thirty-six professionals and was responsible for a significant book of client business spanning the real estate and homebuilding sectors.

At EY, Mr. Williams developed recognized expertise in Internal Revenue Code Section 263A and its application to real estate and homebuilding companies. He provided key guidance to the U.S. Treasury Department on regulatory provisions that were subsequently incorporated into federal tax regulations. In 1993, he authored an article in the Real Estate Tax Digest on IRC Section 263A that has become a standard reference in the field. During his tenure at EY, he simultaneously represented seven of the top ten U.S. homebuilders.

Mr. Williams also served as tax leader on the forensic accounting team that investigated one of the largest savings and loans in the country in the 1980s where the team’s findings were cited in Congressional testimony. Separately, the U.S. Department of Justice engaged Mr. Williams on three occasions to assist in preparing the federal government for criminal trials involving financial institution fraud. These engagements reflect the depth of his experience in complex, high-stakes financial investigations and regulatory matters.

Since 2001, Mr. Williams has served as sole shareholder and principal of SXM Consulting, Inc., through which he has provided tax, business, and transactional advisory services to private companies nationwide. He is also a co-founder of the Sporting Fraternity Hospitality Group, which owns and operates hospitality concepts including The Lion’s Share restaurant and the Coin-Op Game Room bar chain.

Mr. Williams holds a Bachelor of Science in Business Administration from California State University, Fullerton, and is a Certified Public Accountant licensed in both California and Florida.

J. Scott Sitra, SecureTech’s President and Chief Executive Officer, commented, “Robert’s career encompasses an exceptional range of experience – from advising the U.S. Treasury on federal tax policy to leading forensic accounting engagements at the request of the Department of Justice. That breadth of expertise, combined with his two decades of partnership at Ernst & Young, brings immediate and meaningful strength to our Board’s oversight capabilities. We are honored to nominate him and look forward to the perspective he will bring to SecureTech’s governance.”

Mr. Williams stated, “Throughout my career, whether advising the U.S. Treasury, working with the Department of Justice, or serving clients through complex financial and tax challenges, my focus has always been on financial integrity, sound judgment, and accountability. I am pleased to bring that commitment to SecureTech’s Board and look forward to supporting the Company’s leadership and fellow directors in the interest of all shareholders.”

With the nomination of Mr. Williams, SecureTech has completed the announcement of its three independent director nominees. The nominations of Mr. Zucker, Mr. Castro, and Mr. Williams are each intended to support the Company’s ongoing efforts to build a qualified and independent Board in connection with its planned NASDAQ listing application, subject to the receipt of all required regulatory and shareholder approvals.

About SecureTech Innovations

SecureTech Innovations, Inc. (OTCQB: SCTH) is a diversified technology holding company whose subsidiaries operate across artificial intelligence-driven manufacturing, blockchain-based digital infrastructure and cybersecurity, and patented vehicle security systems. Its portfolio companies include AI UltraProd, which develops AI-powered industrial 3D manufacturing solutions; Piranha Blockchain, which focuses on Web3 security architecture, digital asset infrastructure, and cybersecurity systems; and Top Kontrol, which holds patented vehicle anti-theft and anti-carjacking technology. SecureTech’s mission is to deliver practical, transformative technologies that improve safety, automation, and digital resilience across multiple industries.

For further information, visit our websites:

securetechinnovations.com | aiultraprod.com | piranhablockchain.com | topkontrol.com

Disclaimer & Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts and may include, but are not limited to, statements regarding the Company’s plans to seek listing on the NASDAQ Capital Market, the expected appointments of Mr. Williams, Mr. Zucker, and Mr. Castro to the Board of Directors and its committees, and the Company’s corporate governance objectives. These statements are often identified by words such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately,” and similar expressions. Forward-looking statements involve known and unknown risks and uncertainties that could cause actual results, events, or circumstances to differ materially from those expressed or implied, including the risk that the Company’s NASDAQ listing application may not be approved, that required regulatory or shareholder approvals may not be obtained, and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K. The Company’s SEC filings are available at www.sec.gov. SecureTech undertakes no obligation to update any forward-looking statement to reflect new information, future events, or otherwise, except as required by applicable law.

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Media Contact

SecureTech Innovations, Inc.

Email: ir@securetechinnovations.com

Phone: (651) 317-8990

Website: www.securetechinnovations.com